The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

Media Ben Pratt The Mosaic Company 813-775-4206 benjamin.pratt@mosaicco.com	Investors Paul Massoud The Mosaic Company 813-775-4260 paul.massoud@mosaicco.com

Bruce Bodine to Succeed Joc O’Rourke as President and CEO of The Mosaic Company
TAMPA, FL, August 29, 2023 - The Mosaic Company (NYSE: MOS) today announced that Joc O’Rourke intends to retire and that Mosaic’s Board of Directors has unanimously elected Bruce Bodine, currently SVP – North America, to succeed Mr. O’Rourke as the Company’s Chief Executive Officer on January 1, 2024. Mr. O’Rourke relinquished the title of President effective immediately and will resign as CEO and a member of the Mosaic Board of Directors effective December 31, 2023, after which Mr. O’Rourke will serve as a Senior Advisor until mid-2024. Mr. Bodine has been elected President of the company and a member of the Mosaic Board of Directors effective immediately.
“Joc’s leadership over the past 8 years strengthened Mosaic,” said Greg Ebel, Chairman of Mosaic’s Board of Directors. “The company today is larger, more geographically diverse, more resilient and in excellent financial condition. My fellow directors join me in wishing him all the best as he transitions to a well-deserved retirement. The board has full confidence in Bruce and the other members of Mosaic’s talented Senior Leadership Team. Together they will build on Joc’s legacy of success on behalf of all Mosaic stakeholders.”
“I am proud of Mosaic’s accomplishments over the past decade, and I know Bruce will lead the company to still greater success,” Mr. O’Rourke said. “It has been a tremendous privilege to serve as President and CEO alongside Mosaic’s thousands of exceptionally talented people around the world.”
Mr. Bodine has worked for Mosaic and its predecessor company for many years and held a number of executive roles, including Senior Vice President – Potash, Senior Vice President – Phosphates, and Vice President—Supply

Chain. In his role as SVP – North America he also led the North American Sales team. Additionally, he led the integration of Mosaic’s North America Businesses and currently leads enterprise-wide operations.
“I am grateful for the support of the Mosaic Board of Directors and my extremely talented management team colleagues,” Mr. Bodine said. “Joc’s leadership made Mosaic stronger. We will continue to meet Mosaic’s noble mission—to help the world grow the food it needs—while operating safely and responsibly.”
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability and changes in government policies in Brazil and other countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###